UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2015

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-179311	45-3864597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

48 Wall Street - Suite 1100

New York, New York 10005

(Address of principal executive offices, including zip code)

646-205-1603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “Company,” “we,” “us,” and “our” refers to Tyme Technologies, Inc. and, unless the context indicates otherwise, its direct and indirect subsidiaries, Tyme Inc. and Luminant Biosciences, LLC, on a consolidated basis.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

We have appointed Robert Dickey IV as our Vice President - Finance and Chief Financial Officer. Such appointment was made effective as of May 15, 2015. In connection with such appointment, Steve Hoffman, our Chief Executive Officer and a director of our Company, and Michael Demurjian, our Chief Operating Officer and a director of our Company, resigned their positions as interim Co-Chief Financial Officers of our Company. Messrs. Hoffman and Demurjian were each appointed as an interim Co-Chief Financial Officer on April 1, 2015 in connection with the departure of our then Chief Financial Officer. Messrs. Hoffman and Demurjian will continue in all of their other capacities with our Company.

We anticipate that Mr. Dickey will initially be devoting one-third of his business time to our Company, but that such time will increase as we expand our research and development activities, regulatory filings and otherwise grow our Company. We shall compensate Mr. Dickey at the rate of $80,000 per year, but have agreed to negotiate with him in good faith an increase in his compensation if his work for our Company causes him to devote more than one-third of his business time to our Company. We have also granted him a five year option to purchase up to 150,000 shares of our common stock at a per share purchase price of $7.75, the closing price of our common stock on the effective date of his appointment. The option will vest with respect to 75,000 shares on November 15, 2015 and the remaining 75,000 shares will vest on May 15, 2016. Vesting is dependent upon Mr. Dickey being in our Company’s employment on the applicable vesting date.

Mr. Dickey served from August 2013 to January 2015 as the Chief Financial Officer of Neostem, Inc., a publicly-traded (NASDAQ: NBS), revenue stage regenerative medicines company focused on cellular therapies for oncology, cardiology and autoimmune disease and operator a contract manufacturing service business. He has over 15 years of management experience at life sciences companies, including positions as a chief financial officer, chief operating officer and chief executive officer and board member, following a career as an investment banker. He has specific expertise in financing, mergers and acquisitions, partnering/licensing transactions and project management, as well as international finance experience. Mr. Dickey served as Senior Vice President of Hemispherx Biopharma, Inc. (NYSE MKT: HEB) from June 2009 to his joining Neostem. Hemispherx is a publicly traded company involved in immune-modulatory therapies that is developing treatments for chronic fatigue syndrome and influenza. Prior to Hemispherx, from 2007 to 2008, Mr. Dickey was Senior Vice President, Chief Financial Officer and Business Unit Manager at StemCyte, Inc., an umbilical cord stem cell therapeutics company. Mr. Dickey’s other management experience includes leadership positions at Protarga, Inc., a company developing cancer therapies, and Locus Pharmaceuticals, a company involved in computational drug design. Previously, he spent 18 years as an investment banker, 14 of those at Lehman Brothers, with a background split between mergers and acquisitions and capital markets transactions across a variety of industries. He is also currently serving (since 2013) as a director of Sanuthera, Inc., a medical device company focused on tinnitus. Mr. Dickey earned an MBA degree from The Wharton School, University of Pennsylvania and an AB degree in Economics from Princeton University.

We have entered into a written agreement with Mr. Dickey regarding his duties and compensation. A copy of such employment agreement has been made Exhibit 10.1 to this Current Report on Form 8-K.

The option granted to Mr. Dickey is evidenced by an option agreement, a copy of which has been made Exhibit 10.2 to this Form 8-K.

We disseminated a press release reporting the appointment of Mr. Dickey as our Execute Vice President - Finance and Chief Financial Officer on May 20, 2015. A copy of such press release has been made Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Set forth below is a list of the exhibits to this Current Report on Form 8-K.

Exhibit Number	Description

10.1†	Employment Agreement, dated as of May 15, 2015, between Tyme Technologies, Inc. and Robert Dickey IV.

10.2†	Option Agreement, dated as of May 15, 2015, between Tyme Technologies, Inc. and Robert Dickey IV.

99.1	Press Release of Tyme Technologies, disseminated on May 20, 2015.

†	Management contract or compensatory arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: May 20, 2015	By:	/s/ Steve Hoffman
Steve Hoffman, Chief Executive Officer